Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2010 and 2009 (dollars in thousands except per share amounts):

	Three months ended June 30, 2010		Three months ended June 30, 2009
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$7,083	$7,083	$4,678	$4,678

Weighted average shares outstanding	58,574,230	58,574,230	58,491,808	58,491,808
Effect of dilutive securities	—	5,299	—	3,749
Adjusted weighted average shares outstanding	58,574,230	58,579,529	58,491,808	58,495,557

Earnings per share attributable to Brookline Bancorp, Inc.	$0.12	$0.12	$0.08	$0.08

	Six months ended June 30, 2010		Six months ended June 30, 2009
	Basic	Diluted	Basic	Diluted

Net income attributable to Brookline Bancorp, Inc.	$13,436	$13,436	$8,121	$8,121

Weighted average shares outstanding	58,564,652	58,564,652	58,207,192	58,207,192
Effect of dilutive securities	—	5,081	—	68,550
Adjusted weighted average shares outstanding	58,564,652	58,569,733	58,207,192	58,275,742

Earnings per share attributable to Brookline Bancorp, Inc.	$0.23	$0.23	$0.14	$0.14